EXHIBIT 10.4

Mutual Separation Agreement and General Release
Dated as of March 22, 2016

Peter Phelan
390 1st Avenue, Apt. 3E
New York, NY 10010

Dear Peter,

When signed below in the places indicated, the following shall constitute an agreement (the “Agreement”) between you (“you” or “Employee”) and Shutterstock, Inc. (“Shutterstock” or “Company”).

1.	Your employment as an “at-will employee” of Shutterstock will terminate at the close of business on March 25, 2016 (“Effective Termination Date”).

a.	You will be paid your current salary through the close of business on the Effective Termination Date;

b.	You will be paid for unused paid time off days accrued through the Effective Termination Date in accordance with Company policy;

c.
On the Effective Termination Date, you will be automatically withdrawn from Shutterstock’s Employee Stock Purchase Plan (“ESPP”), and any payroll deductions credited to your ESPP account during the “offering period” (as said term is defined in the ESPP) but not used to purchase shares of Company stock will be returned to you (without interest) in accordance with the ESPP; and

d.
Upon termination, your rights in respect of any stock options and restricted stock units (“RSUs”) granted to you shall be controlled by the Restricted Stock Unit Award Agreement and/or the Stock Option Award Agreement, as the case may be, and Shutterstock’s 2012 Omnibus Equity Incentive Plan unless otherwise specified below.

1.
The Company wishes to settle any claims that you may or could assert in connection with your employment with, or termination from Shutterstock. Accordingly, notwithstanding the termination of your employment with Shutterstock, subject to the timely execution and delivery (and not revoking) hereof and in consideration of the agreements contained herein:

a.	Pursuant to the terms of the employment offer letter between you and the Company, executed by you on November 11, 2015 (the “Offer Letter”), you will be entitled to a

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cash severance payment in the amount of $140,000.00 less all applicable taxes and withholdings. The payment shall be made over the course of six (6) months in equal biweekly installments in accordance with the Company’s normal payroll cycle. Payments will begin following the later of the Effective Termination Date and the “Effective Date” of this Agreement (as defined in paragraph 4.b), provided that the Company receives this Agreement executed by you in a timely fashion.

b.
Pursuant to the terms of the Offer Letter, if you are eligible for and timely elect COBRA coverage, the Company will pay your COBRA premiums until the earlier of (x) six months following the later of the Effective Termination Date and the “Effective Date” of this Agreement (as defined in paragraph 4.b) or (y) the date upon which you become eligible for coverage under another employer’s group health plan; provided, however, such payment will be taxable to the extent required to avoid adverse consequences to you or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

Notwithstanding the foregoing, in the event you become employed during the Severance Period (as defined in the Offer Letter), all severance amounts due and payable hereunder shall immediately cease as of the date you accept such employment without any further obligation by the Company. You are hereby required to provide the Company with written notice immediately upon accepting employment with another employer.

2.
If this Agreement does not become effective and irrevocable within thirty (30) days of the Effective Termination Date, you will not be entitled to any of the severance benefits set forth under this Section 2.

3.	This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act (the “OWBPA”), 29 U.S.C. sec. 626(f).

a.
You acknowledge and agree that (i) you have read and understand the terms of this Agreement; (ii) you are advised to consult with an attorney before executing this Agreement, and you have been represented by legal counsel in connection with the signing of this Agreement or you have waived your right to such representation; (iii) you understand that the Company hereby gives you a period of twenty-one (21) days to review and consider this Agreement before signing it. You further understand that you may use as much of this twenty-one (21) day period as you wish prior to signing. However, if you fail to sign this Agreement before the twenty-one (21) day period expires, this Agreement will terminate automatically and you will have no rights hereunder or under any equity agreement with Shutterstock. Changes to this Agreement, material or otherwise, will not extend the aforementioned twenty-one (21) day period. You also agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

b.
You may revoke this Agreement for a period of seven (7) days following the day you sign same (the “Revocation Period”). Any revocation must be submitted, in writing, to Shutterstock, Inc. 350 Fifth Avenue, 21st Floor, New York, New York 10118 Attention: General Counsel, and must state, “I hereby revoke my acceptance of my Mutual

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Separation Agreement and General Release Agreement”. This Agreement shall not become effective or enforceable until the expiration of the Revocation Period (the “Effective Date”). If the last day of the Revocation Period is a Saturday, Sunday or legal holiday recognized by the State of New York, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. If you revoke this Agreement, it shall not be effective or enforceable, and you will not receive the benefits described in Paragraph 2.

c.
Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) that arise after the execution of this Agreement. In addition, this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the ADEA or the OWBPA or commencing an action or preceding to enforce this Agreement.

4.
Except as expressly set forth in this Agreement, you shall not be entitled to any other compensation, including but not limited to salary, front pay, back pay, vacation pay, severance, commissions or bonuses from Shutterstock with respect to your employment with or termination from Shutterstock. Shutterstock will not contest any valid, accurate application you might make for unemployment insurance benefits.

5.	Under separate cover, you will receive notice of your rights, if any, to continue your medical benefits pursuant to COBRA.

6.

a.
For and in consideration of the payments and benefits enumerated in Paragraph 2, and for other valuable consideration to be provided to you pursuant to this Agreement, the receipt and sufficiency of which you hereby acknowledge, provided that the “Releasees” (as said term is hereinafter defined), do not breach the material terms of this Mutual Separation Agreement and General Release, you, for yourself, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively referred to as “Releasors”), hereby forever release and discharge Shutterstock and any of its employees, officers, shareholders, investors, subsidiaries, joint ventures, affiliates, divisions, employee benefit and/or pension plans or funds, successors and assigns and any of their past, present or future directors, officers, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents or in their individual capacities) (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, contracts, suits, proceedings, debts, damages and liabilities, in law or equity, known or unknown, whether asserted or not, arising out of or relating to your employment by or performance of services for Shutterstock or the termination of such employment or services, including without limitation any claims relating to a wrongful, premature or discriminatory termination of your employment and/or any and all claims under any and all federal, state or local laws including, but not limited to the fair employment practice laws of all jurisdictions, states, municipalities and localities, including, but not limited to Title VII of the Civil Rights

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Act of 1964, as amended, 42 U.S.C. §2000 et seq., the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §1211 et seq., the Consolidated Omnibus Budget Reconciliation Act of 1985, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1866, 42 U.S.C. §1982, the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993, the Genetic Information Non-Discrimination Act of 2008; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the New York Executive Law, Article 15, §290 et seq., the New York State Labor Law, the New York City Human Rights law; all as amended; and any claims relating to rights under federal, state or local laws prohibiting discrimination on the basis of race, color, creed, ancestry, national origin, age, sex, or other basis prohibited by law, and any other applicable federal, state or local laws or regulations. You expressly waive any and all entitlement you have now, to any relief, such as back pay (to the exclusion of any references in this Agreement), front pay, reinstatement, compensatory damages, punitive damages, as well as all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise including but not limited to tortious conduct), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have arising out of your employment with Shutterstock against the Releasees up to and including the Effective Date of this Agreement arising out of your employment with the Company. Notwithstanding the foregoing, you will not release or discharge the Releasees from any of Shutterstock’s obligations to you under or pursuant to (1) Section 1 and/or 2 of this Agreement or (2) any tax qualified pension plan of Shutterstock.

b.
You understand and agree that this is a full and general release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to you which may have arisen, or may arise from any act or omission prior to the date of the complete execution of this Agreement, including, without limitation, any claim arising out of or related, directly or indirectly, to your employment, compensation or termination of employment, as well as those losses, wrongs, injuries, debts, claims or damages now known or disclosed which may arise as a result of any act or omission as described above.

7.
You agree that your employment with the Company will end on the Effective Termination Date. You further acknowledge that no representations have been made to you by the Company (other than in this Agreement) about the benefits that the Company might or might not offer in the future. In the event that you apply for employment with Shutterstock, and/or any of its affiliates and/or subsidiaries, at any time in the future, and your application is rejected, you hereby agree that you shall make no claim of any nature whatsoever against Shutterstock or any of its affiliates arising out of such rejection, including without limitation, a claim of retaliatory rejection.

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8.
You agree that by the Effective Termination Date, or as soon thereafter as possible, you will return to the Company all Company credit cards, files, memoranda, documents, records and copies of the foregoing, keys, all storage media containing Company information and any other property of the Company or its affiliates in your possession. You represent and warrant that as of the Effective Termination Date, or as soon thereafter as possible, you will have deleted all files, memoranda, documents and/or records containing Company information from any computer or storage device which you have utilized which is not located on Company premises. The Company acknowledges and agrees that you may retain any documents in your possession concerning employee benefits and/or compensation. You further agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with the Company or its affiliates which is confidential or proprietary and (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. You further understand and acknowledge that (x) you continue to be bound by the Shutterstock Inc. Employee Non-Disclosure, Non-Compete and Non-Solicitation Agreement executed by you on November 20, 2015 (the “Employee Agreement”) and (y) Exhibit A attached hereto sets forth a list of entities that are “competitors” of the Company for purposes of your obligations under the section of the Employee Agreement entitled “Post-Employment Noncompetition Agreement.” For purposes of clarity, Exhibit A attached hereto is intended to be illustrative and not exhaustive, and the Company retains the right to determine, in its sole discretion, whether any new employer of yours is deemed a “competitor” for purposes of the Employee Agreement.

9.
In addition to the non-solicitation obligations set forth in Section 10 of the Employee Agreement, for a period of one (1) year following the Effective Termination Date hereof, you shall not, without the prior written consent of the Company’s Director, People/Human Resources Department: (a) directly or indirectly solicit or employ (or encourage any company or business organization in which you are an officer, manager, employee, partner, director, consultant or member, to solicit or employ) or (b) refer to any employee search firms, any person who was employed by the Company on the Effective Termination Date.

10.

a.
Unless otherwise agreed to in a separate writing signed by you and Company, you promise not to discuss or disclose the terms of your separation from the Company or the amount or nature of the benefits paid to you under this Agreement to any person other than your family members and your attorney and/or financial advisor, should one be consulted, provided that those to whom you may make such disclosure agree to keep said information confidential and not disclose it to others. You shall not disparage or make any statement which might adversely affect the reputation of the Company. The Company shall use commercially reasonable efforts to not disparage or make any statement which might adversely affect your reputation. For the purpose of this Paragraph, the term “disparage” shall include, without limitation, any statement impugning the reputation or integrity of either you or a Releasee, as the case may be,

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accusing the aforesaid individual or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner. In addition, the term “disparage” shall include any comments or communications made to any person regarding personal, intimate, or confidential matters relating you or any Releasee, as the case may be, and/or any comment or communication which might have the effect of embarrassing you or a Releasee in any manner. Nothing herein shall prevent you from including your employment with Shutterstock on your resume.

b.
The Human Resources/People Department will reply to all requests for a reference directed to it regarding your employment. The response to such request shall be limited to a statement of the dates of your employment and your position with the Company, or words to that effect and if requested by you, verification of your salary.

11.
You represent, warrant and agree that you have not filed any lawsuits or arbitrations against Releasees, or filed or caused to be filed any claims, charges or complaints against the Releasee, in any administrative, judicial, arbitral or other forum, including any charges or complaints against the Releasees with any international, federal, state or local agency charged with the enforcement of any law or any self-regulatory organization. You are not aware of any factual or legal basis for any legitimate claim that the Company is in violation of any whistleblower, corporate compliance, or other regulatory obligation of the Company under international, federal, state or local law, rule or the Company policy. You further represent, warrant and agree that if you were ever aware of any such basis for a legitimate claim against the Company, you informed the Company of same.

12.
Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to provide any information pertaining to the Company or its affiliates, or to engage in conduct encompassed within paragraphs 9 or 11(a) of this Agreement, you or your attorney shall immediately notify the Company of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of the Company via overnight delivery (at the Company’ s expense) a copy of the documents that have been served upon you. Provided, however, that if you are requested to respond to an inquiry or provide testimony by or before any federal, state or local administrative or regulatory agency or authority about this Agreement or its underlying facts and circumstances, you (or your attorney) should fulfill your obligation to the Company, as set forth in this paragraph, only after you have responded to the inquiry or provided the testimony sought.

13.
Nothing in this Agreement, including, but not limited to, paragraphs 7(a), 9, 11 (a), 12, 13, or 16, shall prohibit or restrict you (or your attorney) from filing a charge, testifying, assisting, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating with, any administrative or regulatory agency or authority, including, but not limited to, the Equal Employment Opportunity Commission (EEOC) and the National Labor Relations Board (NLRB). To the extent any lawsuits, arbitrations, claims, charges or complaints are filed against the Company in any administrative, judicial, arbitral or other

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forum, including any charges or complaints against the Company with any international, federal, state or local agency by a third party or otherwise, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such proceeding. If you break any of your promises set forth in Paragraphs 9, 10 or 11(a) of this Agreement, you will pay for all costs incurred by the Releasees, including their reasonable attorneys’ fees, in defending against your claims. You shall also repay to the Company the entire monetary consideration you received pursuant to Paragraph 2 above.

14.
The parties agree that this Agreement shall not constitute or operate as an acknowledgment or admission of any kind by Shutterstock that it has violated any federal, state, local or municipal statute, regulation or common law, or breached any other legal obligation or duty it has or ever had to you. In addition, you acknowledge that you have disclosed to the Company any information you have concerning any conduct involving the Company, or any of its employees that you have any reason to believe may be unlawful.

15.
You agree to cooperate fully in any investigation the Company undertakes into matters occurring during your employment with the Company. Additionally, you agree that when requested by the Company or third parties with the Company’s consent (“Designated Third Parties”), you will promptly and fully respond to all inquiries from the Company, Designated Third Parties and its/their representatives concerning matters relating to the Company including but not limited to any claims or lawsuits by or against the Company or any third parties. Furthermore, you agree to testify in matters related to the Company when requested by the Company or Designated Third Parties and, for all matters which are not adverse to the Employee, the Company shall reimburse your reasonable expenses incident to such cooperation and provide counsel at Company’s sole expense on your behalf. In the event that you would prefer to have your own counsel, you may do so at your own cost and expense. In the event the Company requires your cooperation, the Company agrees to pay you for all time you devote to such cooperation at a rate not less than the pro-rated hourly rate of your annual compensation at the Effective Termination Date, plus reasonable travel and expenses.

16.
By executing this Agreement, you affirm that you are competent and understand and accept the nature, terms and scope of this Agreement as fully resolving totally all differences and disputes between you and Shutterstock. Moreover, you acknowledge that by signing your name below you have read, understand and accept each of the terms of this Agreement, that you have had sufficient opportunity to review it, to consult with an attorney or other advisor (at your own expense), and have done so to the extent that you deem appropriate.

17.
Except for the Employee Agreement, which shall remain in full force and effect, this is the entire Agreement between you and the Company. This Agreement may not be modified or canceled in any manner except by a writing signed by both you and an authorized Company official. You acknowledge that the Company has made no promises or representations to you other than those in this Agreement. It is not necessary that the Company sign this Agreement for it to become binding upon you.

18.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws. The parties agree to the exclusive

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jurisdiction and venue of the Supreme Court of the State of New York for New York County and/or the United States District Court for the Southern District of New York for the resolution of all disputes arising under this Agreement. Finally, to the extent permissible under applicable law, you hereby agree to waive your right to a jury trial in connection with any claim you may have against the Company.

19.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signatures of any party to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. Executed originals transmitted electronically as PDF files (or their equivalent) shall have the same force and effect as signed originals.

20.
YOU ACKNOWLEDGE THAT YOU HAVE CAREFULY READ THIS AGREEMENT AND RELEASE, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT OF YOUR OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS. YOU FURTHER ACKNOWLEDGE THAT EXCEPT AS STATED IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY REPRESENTATIVE OF THE COMPANY HAS MADE ANY REPRESENTATIONS OR PROMISES TO YOU. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH COUNSEL OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT. YOU UNDERSTAND THAT WHETHER OR NOT YOU DO SO IS YOUR DECISION.

21.
Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

If the terms of this Agreement are acceptable to you, please sign both original copies and return them to Shutterstock Inc., Director, Human Resources, 350 Fifth Avenue, 21st Floor, New York, NY 10118 for countersignature. Once we have countersigned the Agreement we will send you a fully executed copy.

You must sign and return this Agreement to Shutterstock Inc., Director, Human Resources/People Department, 350 Fifth Avenue, 21st Floor, New York, NY 10118 no later than the close of business on the twenty-first (21st) day following your receipt of this Mutual Separation Agreement and General Release or irrevocably lose the right to receive the consideration detailed herein. You received the Agreement on March 22, 2016. Once we have countersigned the Agreement we will send you a fully executed copy.

Sincerely,

Shutterstock, Inc.

By: /s/ Steven Berns            March 22, 2016
Steven Berns                     Date

Read, Agreed to and Accepted:

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/s/ Peter Phelan                    April 8, 2016
Peter Phelan                        Date

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EXHIBIT A
Illustrative List of Company Competitors*

(see attached)

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